Exhibit 99.1

TESORO LOGISTICS LP ANNOUNCES 22ND CONSECUTIVE QUARTERLY DISTRIBUTION INCREASE

SAN ANTONIO - October 19, 2016 - Tesoro Logistics LP (NYSE:TLLP) today announced the declaration of its quarterly cash distribution for the third quarter 2016 of $0.875 per limited partnership unit, or $3.50 on an annualized basis. This distribution represents a 4% increase over the quarterly distribution of $0.842 per unit or $3.37 per unit on an annualized basis paid in August 2016. This represents the 22nd consecutive quarterly increase of approximately 4% or more. The third quarter distribution will be paid November 14, 2016 to all unitholders of record as of November 4, 2016. In the prior four quarters, TLLP has increased its distribution to limited partners by 17%.

ABOUT TESORO LOGISTICS LP
Tesoro Logistics LP is a leading full-service logistics company operating primarily in the western and mid-continent regions of the United States. TLLP owns and operates a network of crude oil, refined products and natural gas pipelines. TLLP also owns and operates crude oil and refined products truck terminals, marine terminals and dedicated storage facilities. In addition, TLLP owns and operates natural gas processing and fractionation complexes. TLLP is a fee-based, growth oriented Delaware limited partnership formed by Tesoro Corporation and is headquartered in San Antonio, Texas.

This release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, concerning the timing of our cash distribution. For more information concerning factors that could affect these statements see our annual report on Form 10-K, quarterly reports on Form 10-Q, and other public filings and press releases, available at www.tesorologistics.com. We undertake no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of Tesoro Logistics LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Tesoro Logistics LP’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not Tesoro Logistics LP, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

Contact:
Investors:
Evan Barbosa, Investor Relations Manager, (210) 626-7202

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702